Exhibit 10.1

Confidential	Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on this 8th day of May, 2013, by and between Lantheus Medical Imaging, Inc., and its predecessors, successors and assigns (the “Company”), and Jeffrey Bailey (“Executive”).

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.             Employment and Duties.

(a)           General.  Executive shall serve as President and Chief Executive Officer (the “CEO”) of the Company and its subsidiaries and parent entities and will report to the Board of Directors of the Company (the “Board”) and the Board of Directors of Lantheus MI Holdings, Inc., the indirect parent company of the Company (“Holdings”, and collectively with its direct and indirect subsidiaries, the “Lantheus Affiliates”).  In addition, Executive shall serve as a member of the Boards of Directors of Holdings, Lantheus MI Intermediate, Inc., the Company and the Company’s subsidiaries and affiliates without additional compensation.  In these capacities, Executive shall render such executive, managerial, administrative and other services as customarily are associated and incident to such positions, and as the Board or the Board of Directors of Holdings may, from time to time, reasonably require of him consistent with such position.  The Board shall use its reasonable efforts to cause Executive to be elected as a member of the Board in connection with and following the First Public Offering (as defined in the Shareholders Agreement) of the Company for so long as he is employed by the Company.

(b)           Exclusive Services.  For so long as Executive is employed by the Company, Executive shall devote his full time, energies and talents to serving as its, and its subsidiaries’ and parent entities’ President and CEO.  Notwithstanding the forgoing, Executive may devote reasonable time to activities other than those required under this Agreement, including activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, and similar types of activities, to the extent that such activities do not, individually or in the aggregate, conflict materially with the performance of Executive’s duties under this agreement; provided, however, that Executive shall not serve on the board of any business or charitable organization, or hold any other position with any business, without the consent of the Board.  Such advance Board approval has been obtained for Executive to serve as a director of the Trenton/Mercer County Boys&Girls Club during his employment with the Company.

2.             Employment “At-Will”.  Executive’s employment commenced on January 23, 2013 (the “Start Date”).  Executive’s employment with the Company shall, at all times, be treated as “at will,” meaning that Executive’s employment may be terminated by the Company for any reason or no reason at all, unless otherwise prohibited by law.

3.             Compensation and Other Benefits.  Subject to the terms of this Agreement, the Company shall pay and provide the following compensation and other benefits to Executive as compensation for services rendered hereunder:

(a)           Base Salary.  The Company shall pay to Executive an annual base salary (the “Base Salary”) of not less than $450,000, less taxes and withholdings, payable in accordance with the regular payroll practices of the Company.  Salary increases, if any, may occur from time to time in the Company’s sole discretion.  Such salary increases will depend upon a number of factors, including but not limited to Executive’s performance, the Company’s financial performance, and the general economic environment.

(b)           Equity Participation. Concurrently with the execution of this Agreement, Executive is purchasing from Holdings, and Holdings is issuing and selling to Executive, 58,823 shares of common stock of Holdings (the “Purchased Equity”) at a per share purchase price equal to $6.80 (the “Executive Equity Purchase”) pursuant to a subscription agreement in the form attached hereto as Exhibit A (the “Subscription Agreement”).  In connection with, and as a condition to, Holdings issuing such Purchased Equity to Executive, Executive shall become party to and bound by the Amended and Restated Shareholders Agreement, dated as of February 26, 2008, by and among Holdings and the other parties thereto from time to time (as amended, supplemented or modified from time to time, the “Shareholders Agreement”) by executing a joinder agreement in the form attached as Exhibit A to the Subscription Agreement.  In addition, concurrently with the execution of this Agreement, Executive is being granted an amount of options exercisable for 1,000,000 shares of common stock of Holdings with a per share exercise price of $6.80 pursuant to an option grant award agreement in the form attached hereto as Exhibit B.

(c)           Annual Cash Bonus.  Executive shall be eligible to receive an annual, discretionary cash bonus (“Annual Cash Bonus”) less taxes and withholdings, with a target bonus opportunity of 100% of Executive’s Base Salary for the applicable calendar year (the “Target Bonus”). Annual Cash Bonuses are not guaranteed and are granted in the Company’s sole discretion, with the amount variable, based on individual and Company performance, and/or will be calculated in accordance with an applicable short-term incentive program, should the Company, in its discretion, adopt such a program in regards to Executive, in the event of which vesting and participation will be governed by and subject to the applicable plan documents.  Annual Cash Bonuses, if any, are generally paid in March of the year following the year in which the bonus was earned, by the 15th of that month, and will only be paid to the extent the same is earned, subject to Executive’s continued employment on such payment date, except as otherwise provided in Section 4 hereof.  To the extent any management or advisory fees are payable to any of Avista Capital Partners, L.P., Avista Capital Partners (Offshore), L.P., or ACP-Lantern Co-Invest LLC, such fees shall be excluded for the purpose of determining whether performance criteria based on the Company’s EBITDA were satisfied in determining the amount, if any, of Executive’s Annual Cash Bonus.

(d)           Employee Benefit Plans.  Executive shall be entitled to participate in all employee health and welfare plans and programs of the Company, in accordance with their respective terms, as may be amended from time to time, on a basis no less favorable than that made available to other senior executives of the Company.  Coverage under such plans are governed by the applicable plan documents which shall be provided to Executive.

(e)           Expenses.  The Company shall reimburse Executive for reasonable travel and other business-related expenses incurred by Executive in connection with the fulfillment of his duties hereunder, upon presentation of proper receipts or other proof of expenditure and subject to the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.  Executive shall comply with such expense reimbursement policies and procedures as may be in effect from time to time.  In addition, for a period of 12 months following the Start Date, Executive shall be reimbursed on a monthly basis an aggregate amount of one and a half times (1.5x) Executive’s (i) properly documented commuting expenses to the Company’s headquarters in North Billerica, Massachusetts, from Executive’s current residence in the Princeton, New Jersey area, and (ii) living expenses for the renting of an apartment in the vicinity of the Company’s headquarters; provided, however, that such aggregate reimbursement shall not exceed $7,500 per month.

(f)            Vacation.  Executive shall be entitled to four (4) weeks of vacation per year.  Such vacations shall extend for such periods and be taken at such intervals as shall be appropriate and consistent with the proper performance of Executive’s duties hereunder.

4.             Termination of Employment.

(a)           Termination By the Company Without Cause or By Executive With Good Reason.  Except as provided in Section 4(b), if Executive’s employment is terminated by the Company without “Cause,” as that term is defined in Section 4(e) below, or Executive terminates his employment for “Good Reason,” as that term is defined in Section 4(f) below, Executive shall receive the following, subject to Section 4(g):

(i)            an amount equal to Executive’s Base Salary on the date of termination, less taxes and withholdings, payable in substantially equal installments over a period of 12 months in accordance with the Company’s normal payroll practices, with payments commencing with the Company’s first payroll after the sixtieth (60th) day following Executive’s termination of employment, and such first payment shall include any such amounts that would otherwise be due prior thereto;

(ii)           an amount equal to the full Target Bonus for the year of termination, less taxes and withholdings, payable in substantially equal installments over a period of 12 months in accordance with the Company’s normal payroll practices, with payments commencing with the Company’s first payroll after the sixtieth (60th) day following Executive’s termination of employment, and such first payment shall include any such amounts that would be otherwise due prior thereto;

(iii)          provided that Executive elects to purchase continued healthcare coverage under COBRA, an amount equal to the Company’s portion of the premium for medical and dental benefits under the Company’s group medical and dental plans that the Company was paying on Executive’s behalf on the date of termination (which subsidy will be treated as imputed income) for a period of 12 months, with the first payment commencing on the Company’s first payroll date after the 60th day following Executive’s termination of employment, and such first payment shall include any such amounts that would otherwise be due prior thereto;

(iv)          a lump sum amount equal to any earned, but unpaid, Annual Cash Bonus, if any, for the year prior to the year of termination, less taxes and withholdings, which shall be payable on the 60th day following Executive’s termination of employment;

(v)           a lump sum amount equal to any earned, but unpaid, Base Salary, if any, through the date of Executive’s termination of employment, less taxes and withholdings, which shall be payable with the Company’s first payroll after Executive’s termination of employment; and

(vi)          a lump sum amount equal to any unreimbursed business expenses, if any, pursuant to and in accordance with Section 3(e), incurred through the date of Executive’s termination of employment.

(b)           Termination Without Cause or For Good Reason following a Change of Control.  If, within 12 months following the occurrence of a Change of Control (as defined in the Shareholders Agreement) of Holdings, Executive terminates his employment for Good Reason or the Company terminates Executive’s employment with the Company without Cause, Executive shall receive the following, subject to Section 4(g):

(i)            an amount equal to two times (2x) Executive’s Base Salary on the date of termination, less taxes and withholdings, payable in substantially equal installments over a period of 12 months in accordance with the Company’s normal payroll practices, with payments commencing with the Company’s first payroll after the sixtieth (60th) day following Executive’s termination of employment, and such first payment shall include any such amounts that would otherwise be due prior thereto;

(ii)           an amount equal to two times (2x) the full Target Bonus for the year of termination, less taxes and withholdings, payable in substantially equal installments over a period of 12 months in accordance with the Company’s normal payroll practices, with payments commencing with the Company’s first payroll after the sixtieth (60th) day following Executive’s termination of employment, and such first payment shall include any such amounts that would otherwise be due prior thereto;

(iii)          provided that Executive elects to purchase continued healthcare coverage under COBRA, an amount equal to the Company’s portion of the premium for medical and dental benefits under the Company’s group medical and dental plans that the Company was paying on Executive’s behalf on the date of termination (which subsidy will be treated as imputed income) for a period of 18 months, with the first payment commencing on the Company’s first payroll date after the 60th day following Executive’s termination of employment, and such first payment shall include any such amounts that would otherwise be due prior thereto;

(iv)          a lump sum amount equal to any earned, but unpaid, Annual Cash Bonus, if any, for the year prior to the year of termination, less taxes and withholdings, which shall be payable on the 60th day following Executive’s termination of employment;

(v)           a lump sum amount equal to any earned, but unpaid, Base Salary, if any, through the date of Executive’s termination of employment, less taxes and withholdings, which shall be payable on the first payroll date after Executive’s termination of employment; and

(vi)          a lump sum amount equal to any unreimbursed business expenses, if any, pursuant to and in accordance with Section 3(e), incurred through the date of Executive’s termination of employment.

Executive acknowledges and agrees that, in connection with any Change of Control transaction, Executive shall not be entitled to receive, and shall not be paid, any transaction, success, sale or similar bonus or payment.

(c)           Termination Due to Death or Permanent Disability.  Executive’s employment with the Company shall terminate automatically on Executive’s death.  In the event of Executive’s Permanent Disability, the Company shall be entitled to terminate his employment.  For purposes of this Agreement, the “Permanent Disability” of Executive shall mean Executive’s inability, because of mental or physical illness or incapacity, whether total or partial, to perform one or more of the material functions of Executive’s position with or without reasonable accommodation, for a period of: (i) 90 consecutive calendar days or (ii) an aggregate of 120 days out of any consecutive 12 month period, and which entitles Executive to receive benefits under a disability plan provided by the Company.  In the event of a termination of employment under this section, Executive shall be entitled to following, subject to Section 4(g): (i) a lump sum amount equal to any earned, but unpaid, Annual Cash Bonus, if any, for the year prior to the year of termination, less taxes and withholdings, payable on the sixtieth (60th) day following Executive’s termination of employment; (ii) a lump sum amount equal to any earned, but unpaid, Base Salary, if any, through the date of Executive’s termination of employment, less taxes and withholdings, which shall be payable on the first payroll date after Executive’s termination of employment; (iii) a lump sum amount equal to any unreimbursed business expenses, if any, pursuant to and in accordance with Section 3(e), incurred through the date of Executive’s termination of employment; and (iv) a pro rata portion of any Annual Cash Bonus, to the extent earned based on actual performance by the Company, that Executive would have been eligible to receive hereunder in the year of termination, based on the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable at such time as any such Annual Cash Bonuses are paid to active senior executives of the Company.

(d)           Other Terminations.  Executive shall not be entitled to the post-termination benefits set forth in Section 4(a), Section 4(b) or Section 4(c) above if his employment with the Company ceases for any reason other than his termination by the Company without Cause, his resignation for Good Reason or his termination as a result of his death or Permanent Disability; it being understood that if Executive’s employment with the Company ceases or terminates for any other reason, he will not be entitled to any severance or post-termination benefits or payments, whether hereunder or pursuant to any policy of the Company, other than a lump sum amount equal to any earned, but unpaid, Base Salary, if any, through the date of Executive’s termination of employment, less taxes and withholdings (payable on the first payroll date after Executive’s termination of employment), and a lump sum amount equal to any unreimbursed business expenses, if any, pursuant to and in accordance with Section 3(e), incurred through the date of Executive’s termination of employment; provided, that this paragraph shall not alter Executive’s rights or obligations he may have or be subject to in connection with or with respect to his equity interests in Holdings, and Executive’s indemnification rights shall continue to be governed in accordance with any Directors and Officers Liability Insurance Policy that the Company may maintain and/or with the Company’s certificate of incorporation or by-bylaws or similar governing document, and otherwise in accordance with Section 7.

(e)           Cause Definition.  For purposes of this Agreement, “Cause” means (i) material failure by Executive to perform Executive’s employment duties (other than as a consequence of any illness, accident or disability), (ii) continued, willful failure of Executive to carry out any reasonable lawful direction of the Company, (iii) material failure of Executive to comply with any of the applicable rules of the Company contained in its Employee Handbook or any other Company policy, (iv) fraud, willful malfeasance, gross negligence or recklessness of Executive in the performance of employment duties, (v) willful failure of Executive to comply with any of the material terms of this Agreement, (vi) other serious, willful misconduct of Executive which causes material injury to the Company or its reputation, including, but not limited to, willful or gross misconduct toward any of the Company’s other employees, and (vii) conviction of a crime (or a pleading of guilty or nolo contendere), other than one which in the opinion of the Board does not affect Executive’s position as an employee of the Company.

(f)            Good Reason Definition. For purposes of this Agreement, “Good Reason” means (i) a material and adverse reduction in the nature or scope of the responsibilities of, or title held by, Executive, including, for the avoidance of doubt, any action as a result of which Executive no longer has the title of Chief Executive Officer of the Company; (ii) a material breach by the Company of this Agreement; (iii) the transfer or relocation of Executive’s principal place of employment to a location that is more than 50 miles from both of the Company’s offices in North Billerica, Massachusetts, without Executive’s prior consent; or (iv) prior to the First Public Offering (as defined in the Shareholders Agreement) of Holdings or the Company, whichever occurs earlier, the removal of Executive from the Board or any failure to elect Executive to the Board; provided, however, that, with respect to each of items (i) through (iv) in this paragraph, Executive must notify the Company in writing within thirty (30) days of the occurrence of such event, delineating with specificity the facts constituting the Good Reason and requesting that the Company remedy the situation (“Notice to Cure”), and the Company shall be given thirty (30) days from the date of receipt of the Notice Cure to remedy the alleged occurrence. Failing such a cure, a termination of employment by Executive for Good Reason shall be effective on the date following the expiration of such cure period.  For the avoidance of doubt, (x) a change in Executive’s reporting relationships, including but not limited to a change in the number of direct or indirect reports to Executive, shall not constitute a material and adverse reduction in Executive’s responsibilities, and (y) commensurate with Executive performing his duties as CEO, Executive will be expected to work at the Company’s headquarters in North Billerica, Massachusetts, as necessitated by business demands or as reasonably requested by the Board.

(g)           Separation Agreement and General Release.  The payments and benefits set forth in Sections 4(a), 4(b) and 4(c) above shall be expressly conditioned upon Executive’s (or his estate or legal representatives, in the case of Section 4(c)) execution and delivery to the Company of a Separation Agreement and General Release in a form that is acceptable to the Company (the “Separation Agreement”) and such Separation Agreement becoming irrevocable within sixty (60) days following Executive’s termination of employment; provided, that any payments or benefits otherwise due prior to such sixtieth (60th) day shall be paid on such sixtieth (60th) day. For the avoidance of doubt, the payments and benefits set forth in Sections 4(a), 4(b) and 4(c) above shall be forfeited if such Separation Agreement has not been executed, delivered and become irrevocable within such sixty (60) day period.  Such Separation Agreement shall contain release language substantially similar to the language set forth in Exhibit C attached hereto.

(h)           Section 280G.  If, immediately prior to a “change in ownership or control” of the Company (within the meaning of Section 280G of the Code (“Section 280G”)), no stock in the Company is readily tradeable on an established securities market, then following the execution of any definitive agreement pursuant to which such “change in ownership or control” transaction would be effected, but in any event prior to the consummation of such change in ownership or control, the Company shall (i) solicit a waiver from Executive pursuant to which Executive shall waive his right to some or all of any payments and/or benefits payable as a result of or in connection with the “change in ownership or control” that would be deemed to constitute “parachute payments” within the meaning of Section 280G (the “Waived 280G Benefits”) such that all remaining payments and/or benefits applicable to him shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G), and (ii) solicit the approval of the stockholders of the Company (to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code) of any Waived 280G Benefits and other potential payments and/or benefits that, if paid or made by the Company could (as reasonably determined by the Company), in the absence of such stockholder approval, constitute “excess parachute payments” (“Other Benefits”).  To the extent any of the Waived 280G Benefits or Other Benefits are not so approved by the stockholders as contemplated above, such Waived 280G Benefits and Other Benefits shall not be made or provided.

(i)            Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Boards of Directors (and any committees thereof) of Holdings, Lantheus MI Intermediate, Inc., and any of the Company’s subsidiaries or affiliates.

5.             Restrictive Covenants.

(a)           Confidential Information.

(i)            Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)           Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed; provided, that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)          Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided, that Executive may disclose to any prospective future employer the provisions of Sections 5(a) and 5(c) of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv)          Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately return to the Company all Company property and destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware and promptly return any other Company property in Executive’s possession.

(v)           The provisions of this Section 5(a) shall survive the termination of Executive’s employment for any reason.

(b)           Intellectual Property.

(i)            If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.  A list of all such material Works as of the date hereof is attached hereto as Exhibit D.

(ii)           If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any Company resources (“Company Works”), Executive shall promptly and fully disclose such works to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)          Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works.  The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv)          Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v)           Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.  Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest.  Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(vi)          The provisions of this Section 5(b) shall survive the termination of Executive’s employment for any reason.

(c)           Covenant Against Competition.

(i)            Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and the Lantheus Affiliates and accordingly agrees as follows:

i.              During Executive’s employment with the Company and, for a period of one year following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

1)            with whom Executive had personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment;

2)            with whom employees reporting to Executive had personal contact or dealings on behalf of the Company during the one year immediately preceding Executive’s termination of employment; or

3)            for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

ii.             During the Restricted Period, Executive will not directly or indirectly:

1)            engage in any business that competes with the business or businesses of the Company or any of the Lantheus Affiliates, namely in the testing, development and manufacturing services for the development, manufacture, distribution, marketing or sale of radiopharmaceutical products, contrast imaging agents, radioactive generators for the global medical imaging and pharmaceutical industries, and including, without limitation, businesses which the Company or the Lantheus Affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning (a “Competitive Business”);

2)            enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

3)            acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

4)            interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of the Lantheus Affiliates and customers, clients, suppliers, partners, members or investors of the Company or the Lantheus Affiliates.

iii.            Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any Person engaged in the business of the Company or the Lantheus Affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

iv.            During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

1)            solicit or encourage any employee or consultant of the Company or the Lantheus Affiliates to leave the employment of, or cease providing services to, the Company or the Lantheus Affiliates; or

2)            hire any such employee or consultant who was employed by or providing services to the Company or the Lantheus Affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of or ceased providing services to the Company or the Lantheus Affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(ii)           It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 5(c) to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(iii)          The provisions of this Section 5(c) shall survive the termination of this Agreement and Executive’s employment for any reason.

(d)           Non-Disparagement.

(i)            Executive agrees that, upon and following termination of Executive’s employment with the Company for any reason, Executive will not make, publicly or privately, verbally or in writing, any false, disparaging, derogatory or otherwise inflammatory remarks about any of the Company, its parent, subsidiaries, and other related and affiliated companies, their employee benefit plans and trustees, fiduciaries, administrators, sponsors and parties-in-interest of those plans, and all of their past and present employees, managers, directors, officers, administrators, shareholders, members, agents, attorneys, insurers, re-insurers and contractors acting in any capacity whatsoever, and all of their respective predecessors, heirs, personal representatives, successors and assigns (collectively, the “Released Parties”) and/or the conduct, operations or financial condition or business practices, policies or procedures of the Released Parties to any third party, and Executive will not make or solicit any comments, statements or the like to the media or to others that may be considered derogatory or detrimental to the good name and business reputation of any of the Released Parties; provided, however, that nothing in this paragraph is intended to prohibit Executive from providing truthful information to any government entity, arbitrator, or court, or to otherwise testify truthfully under oath, as required by law.

(ii)           Upon and following termination of Executive’s employment with the Company for any reason, the Board will not make, publicly or privately, verbally or in writing, any false, disparaging, derogatory or otherwise inflammatory remarks about Executive in connection with Executive’s employment with the Company, or make or solicit any comments, statements, or the like to the media or to others that may be considered derogatory or detrimental to Executive’s good name and business reputation; provided, however, that nothing in this paragraph is intended to prohibit the Company or the members of the Board from providing truthful information to any government entity, arbitrator, or court, or to otherwise testify truthfully under oath, as required by law.

(iii)          It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 5(d) to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(iv)          The provisions of this Section 5(d) shall survive the termination of this Agreement and Executive’s employment for any reason.

(e)           Reasonable Restrictions; Right to Equitable Relief.  Executive acknowledges and agrees that the restrictions and covenants set forth in this Section 5 are reasonable in geographic and temporal scope and in all other respects and necessary to protect the Company and its legitimate business interests.  Executive understands and agrees that the Company will be irreparably injured by any breach of Section 5 and damages would be an inadequate remedy.  Accordingly, Executive acknowledges that, in the event of Executive’s breach or threatened breach of this Section 5, the Company shall be entitled to a restraining order in addition to preliminary, temporary and permanent injunctive relief or other equitable relief, without the requirement of posting a bond or other security; provided, however, that the granting of any such injunctive relief shall not prejudice the Company’s right to seek monetary damages for any breach of this Section 5 and any damage that they have suffered thereby, and that the Company shall be entitled to attorneys’ fees and costs incurred by the Company in enforcing the terms of this Section 5.  Any right to obtain an injunction, restraining order, or other equitable relief under this Section 5 shall not be deemed to be a waiver of any right to any other remedy that the Company may have at law or in equity.  Notwithstanding anything else to the contrary herein, in the event of any violation by Executive of this Section 5, the Company shall immediately have no obligation thereafter to make any payments to or confer any benefits on Executive that are set forth in this Agreement.

6.             Indemnification. Executive shall be indemnified pursuant to and in accordance with the terms and conditions set forth in the Certificates of Incorporation of the Company and of Holdings, and in the Company’s or Holdings’ Directors and Officers Liability Insurance Policy then in effect, which policy shall provide Executive coverage, during and after his employment with the Company, on the same basis as the Company’s other directors and officers.

7.             Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and may be assigned by the Company without Executive’s consent in connection with any person acquiring, whether by merger, consolidation, purchase of stock, assets or otherwise, all or substantially all of the Company’s assets and business, and the successor shall be substituted for the Company under this Agreement.

8.             Withholding.  Any payments made or benefits provided to Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

9.             Cooperation. Executive agrees to cooperate fully and in good faith with the Company and its legal counsel, both during and after his employment with the Company, in connection with any defense, prosecution or investigation of any and all actual, threatened, potential or pending court or administrative proceedings or other legal matters in which Executive may be involved as a party and/or in which the Company determines, in its sole discretion, that Executive is a relevant witness or has relevant knowledge or information.  In connection with such matters, Executive agrees to notify, communicate and be represented by counsel of the Company’s choosing, to fully cooperate and work with such counsel with respect to, and in preparation for, any depositions, interviews, responses, appearances, or other legal matters, and to testify honestly with respect to all matters.  Executive is also entitled to appoint, at his request, his own legal counsel in addition to the Company’s counsel in connection with any legal matters covered by this Agreement; provided, that, unless such legal matters relate to claims for which Executive is seeking indemnification, in which case the relevant insurance policy or other document, agreement or instrument governing Executive’s to right to seek indemnification shall apply, the Company will pay the reasonable and documented expenses of Executive’s own legal counsel if it is determined that Executive’s interests are adverse to or in conflict with those of the Company and/or that providing counsel to Executive would be a conflict of interest.

10.          Acknowledgement by Executive. Executive represents and warrants that (i) he is not, and will not become, a party to any agreement, contract, arrangement, understanding, covenant or restriction contained in any agreement that in any way restricts or prohibits him from undertaking or performing his duties in accordance with this Agreement or that restricts his ability to be employed by the Company in accordance with this Agreement; (ii) his employment by the Company will not violate the terms of any policy of any prior employer of Executive regarding competition or solicitation; and (iii) his position with the Company will not require him to improperly use any trade secrets or confidential information of any prior employer, or any other person or entity for whom he has performed services, and that he has not taken with him or disclosed to the Company any confidential information from any prior employment or any other entity for whom he has performed services.

11.          Section 409A.

(a)           The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b)           If any payment, compensation or other benefit provided to Executive under this Agreement in connection with Executive’s “separation from service” (within the meaning of Section 409A) is determined, in whole or in part, to constitute “nonqualified deferred compensation” (within the meaning of Section 409A) and Executive is a specified employee (as defined in Section 409A(a)(2)(B)(i)) at the time of separation from service, no part of such payments shall be paid before the day that is six months plus one day after the date of separation or, if earlier, ten business days following Executive’s death (the “New Payment Date”).  The aggregate of any payments and benefits that otherwise would have been paid and/or provided to Executive during the period between the date of separation of service and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date.  Thereafter, any payments and/or benefits that remain outstanding as of or following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service (within the meaning of Section 409A).

(d)           All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(e)           For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within 30 days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

12.          Amendment; Waiver.  This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

13.          Governing Law and Forum Selection.

(a)           All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby, shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

(b)           In connection with any litigation arising out of or relating to this Agreement, the negotiation, execution, delivery, performance or validity of this Agreement, or the transactions contemplated hereby, each of the parties hereto irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of (x) any state court of the State of Delaware having subject matter jurisdiction over the matter and sitting in the city of Wilmington, Delaware or (y) any court of the United States located in the State of Delaware, if under applicable law exclusive jurisdiction over the matter is vested in the federal courts; (ii) agrees not to commence any litigation relating thereto except in the courts identified in accordance with clause (i) hereof and waives any objection to the laying of venue of any such litigation in any such court; and (iii) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum.  Each of the parties hereto agrees that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to the preceding sentence shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

14.          Entire Agreement.  This Agreement between the Company and Executive and the other agreements and arrangements referred to herein, each as amended from time to time, contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations there-under.  This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties thereto.

15.          Counterparts.  This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

16.          Headings.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.          Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of the is Agreement, and this Agreement will be construed as if such invalid or unenforceable provision or portion of such provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

18.          Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Lantheus Medical Imaging, Inc.

331 Treble Cove Road

North Billerica, Massachusetts 01862

Attention: General Counsel

To Executive:

Jeffrey Bailey

[                 ]

or, if Executive moves, at his last address on record with the Company.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by courier or certified or registered U.S. mail, upon receipt.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and Executive has executed this Agreement, as of the day and year first written above.

LANTHEUS MEDICAL IMAGING, INC.

		By	/s/ LANTHEUS MEDICAL IMAGING, INC.
Name:
Title:

AGREED AND ACKNOWLEDGED:

LANTHEUS MI HOLDINGS, INC.

By	/s/ LANTHEUS MI HOLDINGS, INC.
Name:
Title:
Date: May 8, 2013

ACCEPTED AND AGREED:

/s/ Jeffrey Bailey
Jeffrey Bailey
Date: May 8, 2013

[Signature Page to Bailey Employment Agreement]

Exhibit D

Prior Works

None